Exhibit 99.1


                   Montpelier Re Reports Net Income of $74.5
                     Million for the First Quarter of 2005


    HAMILTON, Bermuda--(BUSINESS WIRE)--April 27, 2005--Montpelier Re Holdings Ltd. (NYSE - MRH) today reported net income of $74.5 million, or $1.11 diluted earnings per share, for the three months ended March 31, 2005. Comprehensive income for the quarter was $36.0 million, or $0.54 diluted comprehensive income per share.
    Book value per share at March 31, 2005, on a fully converted basis
(1), was $21.24, which reflects the accrual of a $0.36 ordinary dividend per share for the quarter and the payment of a $5.50 special dividend per share in the first quarter. Total return to shareholders
(2), incorporating both the change in fully converted book value per share and dividends paid and accrued, was 1.3% for the quarter and 6.5% for the twelve months ending March 31, 2005. In the three months to March 31, 2005, Montpelier strengthened net reserves for prior accident years by $3.5 million.
    Anthony Taylor, President and CEO, commented: "Montpelier produced a satisfactory set of results this quarter. While property catastrophe losses were reasonably light, the market experienced a high frequency of large property risk excess events. Losses from the storms in the third quarter of 2004 continued to develop, notably in the case of the Japanese typhoons. Given the increased level of market loss activity, we are pleased to have generated a combined ratio of 73%. Our comprehensive income was adversely affected by unrealized losses on our fixed income portfolio, stemming from overall weakness in the bond market during the quarter."
    Anthony Taylor added: "The April renewal season saw some modest rate improvements, particularly on Japan windstorm risks. There are early signs that Florida renewals may show improvement in pricing but the overall market continues to soften. We still expect that gross written premiums for 2005 will be lower than 2004 by at least 10%."
    Kip Oberting, Chief Financial Officer, said: "Following the return of approximately $390 million in capital to shareholders by way of a special dividend in the first quarter our total capital stood at $1.63 billion at the end of the period. Based on our current outlook on underwriting opportunities, we are comfortable with our capital position at this time."
    Please refer to the Montpelier Re Financial Supplement, which is posted on the Financial Reports page of the Investor Information section of the Company's website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.
    (1) Fully converted book value per share is a non-GAAP measure based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding warrants of $119.6 million at March 31, 2005 and outstanding options and warrants of $157.5 million at December 31, 2004, divided by the sum of shares and outstanding warrants (assuming their exercise) of 70,499,922 shares at March 31, 2005 and divided by the sum of shares, outstanding options and warrants of 71,372,892 shares at December 31, 2004. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share.
    (2) Total return to shareholders is a non-GAAP measure. It is the internal rate of return of the change in fully converted book value per share from $26.75 at December 31, 2004 to $21.24 at March 31, 2005, including the accrued ordinary quarterly dividend of $0.36 and the special dividend of $5.50 per common share and warrant declared and paid in the first quarter of 2005. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, April 28, 2005 at 9:00 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Calls page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through May 6, 2005 by dialing 888-286-8010 (toll-free) or 617-801-6888 (international) and entering the pass code: 56182101.
    Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. was founded in December 2001 and is rated "A" (Excellent) by A.M. Best Company, "A3" (Good) by Moody's Investors Service and "A-" (Strong) by Standard & Poor's. During the 12 months ended December 31st, 2004, Montpelier underwrote $837 million in gross premiums written. Shareholders' equity at December 31st, 2004 was $1.8 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.
    Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition resulting from: growing capital levels in the reinsurance industry, in some cases, declining demand due to, among other things, increased retentions by cedants, and other factors; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of Montpelier's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
-0-


                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)

                                                As at       As at
                                               March 31,  December 31,
                                                  2005        2004
                                              ----------- ------------
Assets

Investments and cash:
Fixed maturities, at fair value               $1,882.2    $2,325.3
Equity investments, at fair value                 54.2        45.4
Other investments, at estimated fair value        78.8       117.4
Cash and cash equivalents, at fair value         222.3       110.6
                                              ---------   ---------

Total investments and cash                     2,237.5     2,598.7

Unearned premium ceded                            24.7        17.0
Premiums receivable                              274.6       173.8
Investment trades pending                          9.0           -
Securities lending collateral                    343.2       420.8
Funds withheld                                     5.4         5.1
Deferred acquisition costs                        68.9        59.0
Reinsurance recoverable                          111.3        94.7
Accrued investment income                         19.3        23.8
Other assets                                       4.4         5.2
                                              ---------   ---------

Total Assets                                  $3,098.3    $3,398.1
                                              =========   =========

Liabilities

Loss and loss adjustment expense reserves        590.7       549.5
Unearned premium                                 394.2       287.6
Reinsurance balances payable                      93.3        74.9
Investment trades pending                            -         0.1
Securities lending payable                       343.2       420.8
Debt                                             249.0       249.0
Accounts payable, accrued expenses and other
 liabilities                                      24.7        40.7
Dividends payable                                 25.4        23.6
                                              ---------   ---------

Total Liabilities                             $1,720.5    $1,646.2
                                              ---------   ---------

Shareholders' Equity
Common voting shares and additional paid-in
 capital                                       1,114.8     1,111.8
Accumulated other comprehensive income            16.6        55.1
Retained earnings                                246.4       585.0
                                              ---------   ---------

Total Shareholders' Equity                     1,377.8     1,751.9
                                              ---------   ---------

Total Liabilities and Shareholders' Equity    $3,098.3    $3,398.1
                                              =========   =========


Common voting shares outstanding (000's)        63,328  sh  62,131  sh
Common voting and common equivalent shares
 outstanding (000's)                            70,500      71,373

Book value per share:

Basic book value per common voting share      $  21.76    $  28.20
                                              =========   =========
Fully converted book value per common voting
 and common equivalent share                  $  21.24    $  26.75
                                              =========   =========

                      MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                                                 Three Months Ended
                                                       March 31,
                                                    2005       2004
                                               ------------ ----------

Revenues:

Gross premiums written                             $306.3     $ 333.2
Reinsurance premiums ceded                          (26.9)      (35.9)
                                               ------------ ----------
Net premiums written                                279.4       297.3
Change in net unearned premiums                     (98.9)     (106.5)
                                               ------------ ----------
Net premiums earned                                 180.5       190.8
Net investment income                                21.4        15.3
Net realized gains on investments                    12.3         1.7
Net foreign exchange (losses) gains                  (3.3)        1.0
                                               ------------ ----------

Total Revenues                                      210.9       208.8

Expenses:

Loss and loss adjustment expenses                    79.5        46.2
Acquisition costs                                    37.4        35.7
General and administrative expenses                  15.2        13.7
Financing expense                                     4.3         4.1
                                               ------------ ----------

Total Expenses                                      136.4        99.7

Income before taxes                                  74.5       109.1

Income tax expense                                     -          0.1

                                               ------------ ----------
Net income                                         $ 74.5     $ 109.0
                                               ------------ ----------

Other comprehensive (loss) income items             (38.5)       25.9

                                               ------------ ----------
Comprehensive income                               $ 36.0     $ 134.9
                                               ============ ==========


Earnings per share:

Basic earnings per share                           $ 1.19     $  1.72
Diluted earnings per share                         $ 1.11     $  1.59

Basic comprehensive earnings per share             $ 0.58     $  2.13
Diluted comprehensive earnings per share           $ 0.54     $  1.96

Insurance ratios:

Loss ratio                                           44.1%       24.2%
Expense ratio                                        29.1%       25.9%
Combined ratio                                       73.2%       50.1%





    CONTACT: Montpelier Re Holdings Ltd., Hamilton
             Treasurer: Neil McConachie, 441-296-9576